Exhibit 10.1

New Mountain Finance Advisers BDC, L.L.C.

1633 Broadway, 48th Floor

New York, New York 10019

August 7, 2023

Mr. John R. Kline

President and Chief Executive Officer

New Mountain Finance Corporation

1633 Broadway, 48th Floor

New York, New York 10019

Re:	Waiver of Base Management Fee

Dear Mr. Kline:

The purpose of this letter is to extend the term of the certain fee waiver letter agreement dated May 4, 2021 as supplemented on November 2, 2021 (collectively the “Fee Waiver Letters”) provided to New Mountain Finance Corporation (the “Company”) by New Mountain Finance Advisers BDC, L.L.C. (the “Adviser”). Pursuant to the Fee Waiver Letters, the Adviser agreed to waive a certain amount of the Base Management Fee beginning with the quarter ended March 31, 2021, through the quarter ending December 31, 2023. The Adviser desires to extend the term of the Fee Waiver Letters to be effective through the quarter ending December 31, 2024. In furtherance of the foregoing, the Fee Waiver Letters are amended and restated as set forth below.

Reference is hereby made to the Investment Advisory and Management Agreement (the “Investment Management Agreement”), dated May 8, 2014, as amended by Amendment No. 1 thereto on November 1, 2021, by and between the Company and the Adviser. Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Investment Management Agreement.

Effective as of and for the quarter ended March 31, 2021 (the “Effective Date”) through the quarter ending December 31, 2024 (the “Termination Date”), we hereby agree to calculate the Base Management Fee as indicated below (defined below as the “Reduced Base Management Fee”), and to waive such portion of the Base Management Fee that is in excess of the Reduced Base Management Fee that the Adviser would otherwise be entitled to receive under the Investment Management Agreement prior to the Effective Date.

Pursuant to the Investment Management Agreement, the Adviser, for its services to the Company, is entitled to receive a Base Management Fee from the Company calculated at an annual rate of 1.4% of the Company’s gross assets, as presented in the Company’s consolidated financial statements prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”), less cash and cash equivalents. The Base Management Fee is payable quarterly in arrears, and is calculated based on the average value of the Company’s gross assets at the end of each of the two most recently completed calendar quarters, and appropriately adjusted on a pro rata basis for any equity capital raised or repurchased during the current calendar quarter. Base Management Fees for any partial month or quarter will be appropriately pro-rated.

As of the Effective Date and through the Termination Date, the Base Management Fee will be calculated at an annual rate of 1.25% of the Company’s gross assets, as presented in the Company’s consolidated financial statements prepared in conformity with GAAP (the “Reduced Base Management Fee”). The Reduced Base Management Fee will be payable quarterly in arrears, and will be calculated based on the average value of the Company’s gross assets at the end of that quarter and the most recent previously completed calendar quarter, and appropriately adjusted on a pro rata basis for any equity capital raised or repurchased during the current calendar quarter. Reduced Base Management Fees for any partial month or quarter will be appropriately pro-rated.

For the avoidance of doubt, the purpose of this waiver agreement is to reduce the base management fees payable to the Adviser by the Company for the quarter ended March 31, 2021 through the quarter ending December 31, 2024. In order to ensure that the Reduced Base Management Fee is less than the Base Management Fee that would otherwise be payable under the Investment Management Agreement, the Adviser will, for each quarterly period during the term of this waiver agreement, calculate the Reduced Base Management Fee and the Base Management Fee under the terms of the Investment Management Agreement. If, for any quarterly period during the term of this waiver agreement, the Reduced Base Management Fee would be greater than the Base Management Fee calculated under the terms of the Investment Management Agreement, the Adviser shall only be entitled to the lesser of those two amounts.

Unless otherwise agreed to in writing by the Adviser and the Company, and assuming the Investment Management Agreement remains in effect, beginning with the quarter ending March 31, 2025, the Company will pay the Adviser a Base Management Fee that complies with the terms of the Investment Management Agreement. The Fee Waiver Agreement does not change the calculation of the incentive fees payable under the Investment Management Agreement.

[Signature page to follow]

Sincerely yours,

New Mountain Finance Advisers BDC, L.L.C.

By:	/s/ Adam B. Weinstein
Name: Adam B. Weinstein
Title: Authorized Signatory